Exhibit 99.1

Engility Completes Successful Offering of $300 Million Senior Notes and Announces New Credit Facility

The Transactions are Expected to Lower Annual Cash Interest Expense by $23 million

CHANTILLY, VA – August 15, 2016 - Engility Holdings, Inc. (NYSE: EGL) (the “Company”) today announced that Engility Corporation, a wholly owned subsidiary of the Company, successfully closed its previously announced private offering of $300 million aggregate principal amount of 8.875% senior notes due 2024 and refinanced its prior credit facilities. As part of the credit facility refinancing, the Company closed two term loans: a $200 million term loan maturing in 2020 bearing interest at the London interbank offered rate (“LIBOR”) plus 4.25% with no floor, and a second term loan of $680 million maturing in 2023 bearing interest at LIBOR plus 4.75% with a one percent floor. The Company also successfully closed an undrawn revolving credit facility of $165 million (collectively with the term loans and the senior notes offering, the “debt refinancing”). The Company now has net debt of approximately $1.1 billion.

Upon the closing of the debt refinancing, the Company lowered its weighted average cost of debt from approximately 8.9% to approximately 6.5%. In addition, the Company extended its weighted average debt maturity by approximately two years and increased its undrawn revolving credit facility by $50 million to $165 million. The Company estimates that it will realize approximately $23 million in annualized interest expense savings as a result of the debt refinancing transactions.

Total interest expense in 2016 is now expected to be approximately $134 million, of which approximately $118 million is cash interest expense. The 2016 cash interest expense includes $22 million in transaction fees, offset in part by $9 million in cash interest savings for the remainder of the year. The Company anticipates making mandatory and voluntary prepayments on the new debt in the range of $50 million to $60 million from the date the debt refinancing closed to the end of 2016.

In the third quarter of 2016, the Company expects to record an expense of approximately $28 million, including transaction fees and the non-cash write-off of previously capitalized fees associated with the prior credit facilities, and capitalize approximately $14 million of fees associated with the debt refinancing. This estimate is preliminary and will be finalized in the third quarter when we complete the accounting analysis to determine the deferral and expense treatment related to new and existing financing fees.

The Company intends to use the net proceeds from the offering of the Notes, together with borrowings under its new term loan facilities, to repay in full all of its outstanding indebtedness under its prior credit facilities, including any premiums, fees and expenses in connection therewith, with any remaining proceeds to be used for general corporate purposes.

The Notes were offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act. The Notes were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements in the United States. This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Engility

Engility Holdings, Inc. (NYSE: EGL), a leading provider of mission-critical and highly technical services to the U.S. government, is engineered to make a difference. Built on a five-decade commitment to our customers and our country, Engility delivers world-class performance, efficiency and value in a broad range of services, including engineering and technology life cycle support, program and business support and specialized technical consulting. Headquartered in Chantilly, Virginia, and with offices around the world, Engility supports customers throughout the defense, intelligence, space, federal civilian and international communities, drawing on our intimate understanding of customer needs, our deep domain expertise and our highly skilled employees to develop and deliver on-target solutions.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated impact of the debt refinancing. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are also used to identify these forward-looking statements. These statements are based on the current beliefs and expectations of Engility’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause Engility’s actual results to differ materially from those described in the forward-looking statements can be found under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2015, and more recent documents that have been filed with the Securities and Exchange Commission (SEC) and are available on the investor relations section of Engility’s website (http://www.engilitycorp.com) and on the SEC’s website (www.sec.gov). Forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media:	Investor Relations:
Eric Ruff	Dave Spille
Engility Holdings, Inc.	Engility Holdings, Inc.
(703) 375-6463	(703) 375-4221
eric.ruff@engilitycorp.com	dave.spille@engilitycorp.com